Exhibit 99.07

Pazoo, Inc.’s Celebrity Chef & 5x Cancer Survivor Eric LeVine
Announces Million Dollar Marathon Challenge
on Fox Business Network

(Whippany, N.J., August 14, 2014):  Pazoo, Inc. (OTCQB Symbol: PZOO / German WKN#: A1J3DK) is pleased to announce their partnership with Chef Eric LeVine and his efforts to raise $1 million running the NYC Marathon. LeVine is a Food Network Chopped winner and Pazoo Culinary Expert. He will appear on the Fox Business Network program The Willis Report on Friday August 15th at 5:30pm EST.

Chef Eric has fought back cancer 5 times since July 2000 when he was just 29 years old and a father of two young children. His determination to make every moment of his life count has resulted in opening numerous restaurants, a national catering company, a culinary consultation firm and two cookbooks about his favorite genre – small bites. His most recent passion is inspiring readers to live healthier lives as a Cooking Expert for Pazoo, Inc.

“When I told Pazoo I was running the marathon to raise money for charity, they jumped right in.  That’s what we’re all about!  Making a difference with what we have.  For me, I have my health and will think about what a gift that is every step of the race,” says Chef Eric.

Pazoo.com is supporting Chef Eric’s efforts by featuring his “Journey to Fitness” online now through Marathon Day on November 2nd 2014. The website is encouraging its audience to track the progress of his training online and to donate to causes he is passionate about: food and cancer. 100% of all donations and corporate sponsorships of the Million Dollar Marathon Challenge will go to these three charities:

●
No Kid Hungry – Shockingly, one in five children in America struggles with hunger. Share Our Strength’s “No Kid Hungry” campaign is ending childhood hunger in America by ensuring all children get the healthy food they need, every day. www.nokidhungry.org

●
Team Continuum – Dedicated to helping cancer patients & their families minimize the burdens of everyday life by providing vital assistance for non-medical essentials like rent and utility bills so they can focus on getting better. www.teamcontinuum.net

●	Community FoodBank – Committed to fighting hunger and poverty in New Jersey by assisting those in need and finding long-term solutions filled with FOOD, HELP and HOPE. www.cfbnj.org

As one of the most decorated chefs in America, Chef Eric’s accolades include Chef of the Year honors from the Restaurant Guild of America, Pairsine and International Caterers Association and both Creative Caterer of the Year & Chef of the Year by L'association Internationales de Chefs de Cuisine - the only American chef to ever receive that distinction.  Complementing the industry recognition has been the tremendous media attention Chef Eric has received. He's twice been featured in Wine Spectator Magazine with their Award of Excellence; USA Today recognized him as one of the Top Ten New American Chefs; and The New York Times honored his restaurant with a three-star rating. Food Art Magazine named Chef Eric one of the Top Ten Chefs in America.  He was featured in Jezebel Magazine in the Top Twenty Chefs of Distinction. Catering Magazine, Cater Source Magazine and Chef Magazine all recognized him for his creative small plate creations and trend setting approach. He is a speaker and moderator for Catersource and sits on the advisory board for the industry’s prestigious Chefs Magazine.

Learn more about Chef Eric at chefericlevine.com – and his marathon fundraising effort at www.pazoo.com/chef-eric-levines-causes/

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

For Investor Relations:    Taylor Capitol, LLC / 973-351-3868 / Investor@Pazoo.com

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

Chef Eric LeVine contact:    Christy Hamilton / Fire it Up, PR / 413.262.4327

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: August 14, 2014